Exhibit 99.1

HEALTHCARE SERVICES GROUP, INC. REPORTS RESULTS
FOR THE THREE MONTHS AND YEAR ENDED DECEMBER 31, 2016

Bensalem, PA — February 7, 2017 — Healthcare Services Group, Inc. (NASDAQ:HCSG) reported that revenues for the three months ended December 31, 2016 increased to $398.6 million compared to $366.1 million for the same period in 2015. Net income for the three months ended December 31, 2016 was $20.3 million, or $0.28 per basic and diluted common share.

Revenues for the year ended December 31, 2016 increased to $1.56 billion compared to $1.44 billion for the same period in 2015.
Net income for the year ended December 31, 2016 was $77.4 million, or $1.06 per basic and $1.05 per diluted common share.

As previously announced, on January 31, 2017 our Board of Directors declared a quarterly cash dividend of $0.18625 per common share, payable on March 24, 2017 to shareholders of record at the close of business on February 17, 2017. This represents the 55th consecutive quarterly cash dividend payment, as well as the 54th consecutive increase since our initiation of quarterly cash dividend payments in 2003.

The Company will host a conference call on Wednesday, February 8, 2017 at 8:30 a.m. Eastern Time to discuss its results for the three months and year ended December 31, 2016. The call may be accessed via phone at 800-893-5360. The call will be simultaneously webcast under the “Events & Presentations” section of the investor relations page on our website, www.hcsg.com. A replay of the earnings call may be accessed through the phone number above through approximately 10:00 p.m. Eastern Time on Wednesday, February 8, 2017. The webcast will also be available on our website for one year following the date of the earnings call.

The Company also announced that it will present at Oppenheimer’s 27th Annual Healthcare Conference on March 21, 2017 at the Westin New York Grand Central in New York, New York.

Cautionary Statement Regarding Forward-Looking Statements

This release and any schedules incorporated by reference into it may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, which are not historical facts but rather are based on current expectations, estimates and projections about our business and industry, our beliefs and assumptions. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “goal,” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by us that any of our plans will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Such forward-looking information is also subject to various risks and uncertainties. Such risks and uncertainties include, but are not limited to, risks arising from our providing services exclusively to the health care industry, primarily providers of long-term care; credit and collection risks associated with this industry; having several clients who individually contributed over 5%, with one as high as 9.5%, of our total consolidated revenues for the year ended December 31, 2016; our claims experience related to workers’ compensation and general liability insurance; the effects of changes in, or interpretations of laws and regulations governing the industry, our workforce and services provided, including state and local regulations pertaining to the taxability of our services and other labor related matters such as minimum wage increases; tax benefits arising from our corporate reorganization and self-funded health insurance program transition; risks associated with the reorganization of our corporate structure; perceived or real risks related to the food industry; and the risk factors described in our Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2015 in Part I thereof under ‘’Government Regulation of Clients,” ‘’Competition’’ and ‘’Service Agreements/Collections,” and under Item IA “Risk Factors”.

These factors, in addition to delays in payments from clients, have resulted in, and could continue to result in, significant additional bad debts in the near future. Additionally, our operating results would be adversely affected if unexpected increases in the costs of labor and labor-related costs, materials, supplies and equipment used in performing services could not be passed on to our clients.

In addition, we believe that to improve our financial performance we must continue to obtain service agreements with new clients, retain and provide new services to existing clients, achieve modest price increases on current service agreements with existing clients and maintain internal cost reduction strategies at our various operational levels. Furthermore, we believe that our ability to sustain the internal development of managerial personnel is an important factor impacting future operating results and successfully executing projected growth strategies.

Healthcare Services Group, Inc. is the largest national provider of professional housekeeping, laundry and dietary services to long-term care and related health care facilities.

Company Contacts:

Daniel P. McCartney	Theodore Wahl	Matthew J. McKee
Chairman	President and Chief Executive Officer	Senior Vice President of Strategy

215-639-4274
investor-relations@hcsgcorp.com

HEALTHCARE SERVICES GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(in thousands, except per share data)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Revenues	$398,565	$366,082	$1,562,662	$1,436,849
Operating costs and expenses:
Cost of services provided	340,897	319,310	1,339,492	1,236,108
Selling, general and administrative	27,225	36,357	105,417	111,689
Income from operations	30,443	10,415	117,753	89,052
Other income:
Investment and interest	86	1,297	2,634	712
Income before income taxes	30,529	11,712	120,387	89,764
Income taxes	10,230	2,578	42,991	31,740

Net income	$20,299	$9,134	$77,396	$58,024

Basic earnings per common share	$0.28	$0.13	$1.06	$0.81

Diluted earnings per common share	$0.28	$0.13	$1.05	$0.80

Cash dividends declared per common share	$0.18625	$0.18125	$0.73750	$0.71750

Basic weighted average number of common shares outstanding	72,861	72,161	72,754	71,826

Diluted weighted average number of common shares outstanding	73,590	72,903	73,474	72,512

HEALTHCARE SERVICES GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands)

	December 31, 2016	December 31, 2015
Cash and cash equivalents	$23,853	$33,189
Marketable securities, at fair value	67,730	69,496
Accounts and notes receivable, net	271,276	214,854
Other current assets	51,765	47,803
Total current assets	414,624	365,342

Property and equipment, net	13,455	13,086
Notes receivable - long term	7,531	2,972
Goodwill	44,438	44,438
Other intangible assets, net	14,409	17,108
Deferred compensation funding	24,119	25,391
Other assets	9,870	12,612
Total Assets	$528,446	$480,949

Accrued insurance claims - current	$23,573	$19,740
Other current liabilities	77,298	76,325
Total current liabilities	100,871	96,065

Accrued insurance claims - long term	64,080	62,510
Deferred compensation liability	24,653	25,918
Stockholders' equity	338,842	296,456
Total Liabilities and Stockholders' Equity	$528,446	$480,949

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